Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-179316 and No. 333-179315) of our report dated December 22, 2011, except for the effects of the restatement described in Note 1, the change in the presentation of comprehensive income (loss) described in Note 1, and the presentation of earnings (loss) per share described in Note 1, as to which the date is September 14, 2012, relating to the financial statements of Post Cereals Business, which appears in the Current Report on Form 8-K/A of Post Holdings, Inc. dated September 14, 2012.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
September 14, 2012